Exhibit 10.27

AMENDMENT TO

EQUITY AWARD AGREEMENTS

OF GARY M. SMALL

This Amendment to Equity Award Agreements of Gary M. Small (this “Amendment”) is entered into effective April 1, 2021 by and between Premier Financial Corp. (the “Company”) and Gary M. Small (“Grantee”).

RECITALS:

A.
The Company and Grantee entered into that certain Employment Agreement dated September 9, 2019 (the “Employment Agreement”).

B.
The Company and Grantee entered into that certain Performance Share Units Award Agreement dated March 10, 2020 (the “2020 PSU Agreement”).

C.
The Company and Grantee entered into that certain Performance Share Units Award Agreement dated March 8, 2021 (the “2021 PSU Agreement”).

D.
The Company and Grantee entered into that certain Restricted Stock Award Agreement dated April 1, 2021 (the “2021 RSA Agreement”) (the 2020 PSU Agreement, 2021 PSU Agreement, and the 2021 RSA Agreement collectively referred to as the “Outstanding Grant Agreements”).

E.
The Outstanding Grant Agreements contain provisions concerning certain obligations of and restrictions on Grantee with respect to the solicitation of employees and customers of the Company (the “Non-solicitation Obligations”) that vary among the Outstanding Grant Agreements and that vary from corresponding obligations of and restrictions on Grantee contained in the Employment Agreement.

F.
The Company and Grantee desire to amend the Outstanding Grant Agreements in order that the Non-solicitation Obligations align with the corresponding obligations of and restrictions on Grantee described in the Employment Agreement and to align the definition of “Cause” in the Outstanding Grant Agreements, as such term relates to a termination of Grantee’s employment with the Company, with the definition of “Cause” set forth in the Employment Agreement.

AGREEMENT:

1.
Amendments to the 2020 PSU Agreement:

a.
Section 4(b)(ii) of the 2020 PSU Agreement is amended and restated in its entirety to read as follows:

(ii) If the Grantee’s Continuous Service terminates before the end of the Performance Period as a result of Retirement, termination by the Company without Cause (as defined in any employment,

severance, change in control or similar agreement between Grantee and Company), or termination by the Grantee for Good Reason, a pro-rata portion of the outstanding PSUs shall vest in proportion to the number of months, including any partial month, elapsed in the Performance Period, and further provided that the amount to be paid shall be determined in the manner set forth in Section 2.

b.
The 2020 PSU Agreement is amended to insert a new subparagraph (g) to Section 22 to read as follows in its entirety:

(g) In the event Participant is party to an employment, severance, change in control or similar agreement, the terms of which expressly include restrictions concerning competition or solicitation of employees or customers of the Company, the terms of that agreement shall control with respect to competition or solicitation restrictions and the preceding paragraphs (a) through (f) of this Section 22 shall be without effect and not enforceable against the Grantee.

2.
Amendments to the 2021 PSU Agreement:

a.
Section 4(b)(ii) of the 2021 PSU Agreement is amended and restated in its entirety to read as follows:

(ii) If the Grantee’s Continuous Service terminates before the end of the Performance Period as a result of Retirement, termination by the Company without Cause (as defined in any employment, severance, change in control or similar agreement between Grantee and Company), or termination by the Grantee for Good Reason, a pro-rata portion of the outstanding PSUs shall vest in proportion to the number of months, including any partial month, elapsed in the Performance Period, and further provided that the amount to be paid shall be determined in the manner set forth in Section 2.

b.
The 2021 PSU Agreement is amended to insert a new subparagraph (g) to Section 22 to read as follows in its entirety:

(g) In the event Participant is party to an employment, severance, change in control or similar agreement, the terms of which expressly include restrictions concerning competition or solicitation of employees or customers of the Company, the terms of that agreement shall control with respect to competition or solicitation restrictions and the preceding paragraphs (a) through (f) of this Section 22 shall be without effect and not enforceable against the Grantee.

3.
Amendments to the 2021 RSA Agreement:

a.
Section 5(b) of the 2021 RSA Agreement is amended and restated in its entirety to read as follows:

(b) Change in Control: If a Change in Control occurs after the Grant Date but prior to the Vesting Date and the Participant is terminated by the Company other than for Cause (as defined in any employment, severance, change in control or similar agreement between Participant and

Company) prior to the Vesting Date, the Award shall become immediately vested as of the date of such termination.

b.
Sections 7(a) and 7(b) of the 2021 RSA Agreement is amended and restated in its entirety to read as follows:

(a) During Participant’s employment with Company and for a period of one year following the termination of Participant’s employment for any reason, Participant shall not, without the express written consent of the Company:

(i) be engaged, directly or indirectly, within those counties in which the Company is engaged in deposit-taking activities at the time of Participant’s termination of employment, as a partner, officer, director, employee, consultant, independent contractor, security holder or owner of any entity engaged in any business activity competitive with that of the Company or its Affiliates; provided, however, nothing in this Agreement shall prevent Participant from owning or acquiring an interest in any entity engaged in any competitive business activity if such interest does not constitute “control” as defined in 12 C.F.R. Section 303.81(c);

(ii) call upon or solicit, either for Participant or for any other person or firm that engages in competition with any business operation actively conducted by the Company or any of its Affiliates during the Employment Term, any customer with whom the Company or any of its Affiliates directly conducts business during the Participant’s employment with Company, or interfere with any relationship, contractual or otherwise, between the Company or any of its Affiliates and any customer with whom the Company or any of its Affiliates directly conducts business during the Employment Term; or

(iii) induce or solicit any person who is at the date of Participant’s employment termination or was during the twelve (12) months preceding termination an employee, officer or agent of the Company or any Affiliate to terminate said relationship, except as pursuant to Participant’s duties for the Company.

(iv) “Affiliate” shall, for purposes of this Agreement, mean any corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, trust, association or organization that controls, is controlled by or is under common control with the Company.

(b) INTENTIONALLY OMITTED.

4.
All defined terms not defined herein shall have the meanings set forth in the applicable Outstanding Grant Agreement.

5.
Except as amended above, all terms and conditions of the Outstanding Award Agreements continue in full force and effect.

In Witness Whereof, the parties have executed this Amendment as of the date first written above.

Premier Financial Corp. By: _________________________________ Name: Donald P. Hileman Title: Executive Chairman	_______________________________________ Gary M. Small